Exhibits 5 and 23(a)

LETTERHEAD

April 23, 2010

Cambrex Corporation
One Meadowlands Plaza
East Rutherford, New Jersey 07073

Re:	Registration Statement on Form S-8 of Cambrex Corporation Relating to the Issuance of Shares of Common Stock Pursuant to Cambrex Corporation’s 2009 Long Term Incentive Plan

Ladies and Gentlemen:

As General Counsel of Cambrex Corporation, a Delaware corporation (the "Company"), I have participated in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933 (the "Act") relating to 1,000,000 shares of the Company's common stock, par value $.10 per share (the "Common Stock"), to be issued pursuant to Cambrex Corporation's 2009 Long Term Incentive Plan (the "Plan").

I am familiar with the written document which comprises the Plan, and in rendering the opinion expressed below, I have examined and am relying on originals, or copies certified or otherwise identified to my satisfaction, of such other corporate records, documents, certificates or other instruments, as in my judgment are necessary or appropriate as a basis for such opinion.  In rendering such opinion, I have also assumed that the exercise price of options to be granted pursuant to the Plan will not be less than the par value of the Common Stock subject thereto.

Based on the foregoing, I am of the opinion that shares of Common Stock which may be issued by the Company pursuant to the Plan have been duly authorized and when issued in accordance with the terms of the Plan will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement.  In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ F. Michael Zachara
F. Michael Zachara
General Counsel